UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010

GENERAL METALS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

615 Sierra Rose Drive, Suite 1, Reno NV 89511 (Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (775) 583-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) and (d)

Effective as of December 30, 2010, he Board of Directors increased the size of the Board by two members bringing it to a total of seven.  At that time Mark E. Smith and P.K. “Rana” Medhi were appointed to the Board.  As of the date of this report, the board of directors consists of Daniel J. Forbush, Larry Max Bigler, Keith M. Belingheri, Dan L. Dyer, Mark E. Smith, P. K. “Rana” Medhi and Paul Wang.

Effective as of December 30, 2010, Mr. Larry Max Bigler was appointed Chairman of the Audit Committee of the Board.  Mr. Bigler qualifies as an “audit committee financial expert” as defined in Item 401(d)(5) of Regulation S-K.  Other committee chair and member appointments are anticipated in the near term.  The Board of Directors has determined that each of Larry Max Bigler, Keith M. Belingheri, Mark E. Smith, P.K. “Rana” Medhi and Dan L. Dyer are “independent,” as the term is used in Item 407(a)(1) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Listing Rule 5605(a)(2).  Accordingly, it is anticipated that the new directors will be asked to serve on committees of the Board as independent directors.

Mark E. Smith P.E., G.E., S.E., of Incline Village, Nevada, has been employed or consulted in the Mining Industry for more than 30 years. Mr. Smith is currently President of RRD International Corp. an international mining industry engineering firm. Mr. Smith has been working in heap leaching, tailings management, geotechnical engineering and project/study management. He is a registered civil, geotechnical and structural engineer; he has published dozens of papers in the field and has taught engineering short courses through universities in 8 countries.  Mr. Smith was the founding principal and manager of Vector Engineering, Inc. from 1986 to 2009, building it from inception to a team of 500 people working in offices in the USA, Australia, Argentina, Chile, Peru, the Philippines and Colombia. Vector is a multi-disciplinary engineering and environmental consulting firm working for both local and multi-national clients.  Mr. Smith received his M.S. Civil (Geotechnical) Engineering, from the University of Nevada, Reno.  He has worked with BHP Billiton, Rio Tinto, Vale, Xstrata, Anglo, Barrick, Minmetal, Goldcorp and many other tier 1 and mid-tier companies.  He has also worked extensively with the major EPCM firms: Fluor, Bechtel, Aker, Hatch and SNC Lavalin.

P.K. “Rana” Medhi of Casa Grande, Arizona has over 40 years of experience in the mining industry; including 28 years with Cyprus Amax Minerals. Mr. Medhi holds a Master of Science degree from the University of Arizona and is a Registered Mining and Engineering Geologist working as an Independent Consultant.  In addition, Mr. Medhi is a Certified Professional Geologist with the American Institute of Professional Geologists, a Member of Society for Mining, Metallurgy and Exploration (SME) and a certified adjunct professor of mineral technology and geology with the community colleges of Arizona.  Mr. Medhi has also authored and published several technical papers and an occasional speaker to mining and public forums.  Mr. Mehdi is currently the Chairman of the Board of Sunergy, Inc., a junior mining company with activities in West Africa.  He is currently the Chairman of the Board of Governors of the Arizona Department of Mines and Mineral Resources.

The Company has not yet entered into any compensatory arrangements with Mr. Smith or Mr. Medhi, neither of whom has or has had since the Company’s last fiscal year a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K.

By action of the Board, on December 30, 2010, Daniel J. Forbush was appointed to serve as President of the Company in addition to being CEO and CFO.

Daniel J. Forbush, a Certified Public Accountant, has served as a Director and as Chief Financial Officer of the Company since March 2007.   Mr. Forbush has over 25 year of mining industry experience. Mr. Forbush’s diverse background in financial management includes positions at such Fortune 500 firms as Glamis Gold, Ltd., AMOCO, TENNECO and Arthur Andersen & Company. Beginning in 1999, Mr. Forbush focused on start-up opportunities including the building of a public accounting firm (Forbush and Associates) since November 2000 and business consulting firm (Core Business Builders Inc.) since January of 2004, and has functioned as Chief Financial Officer and Treasurer for a $25 million residential development and building contractor and a number of other smaller enterprises. He was initially recruited as Controller for Glamis Gold, Inc., the U.S. operating entity of Glamis Gold, Ltd. serving therein from 1988 to 1997 and Chief Financial Officer and Treasurer from 1997 to 1999, for Glamis Gold, Ltd., directing all aspects of financial, administrative and operations management for this $200MM NYSE-listed, multi-national corporation. Prior experience includes Corporate Director of Managerial Accounting, Echo Bay Mines, Ltd., 1986-1987. Nevada Operations Controller for Tenneco Minerals prior to its acquisition by Echo Bay Mines; General Accounting Supervisor for AMOCO; Assistant Controller for Cyprus Industrial Minerals Company; and, Senior Auditor for Arthur Andersen & Company.

The Company has not yet entered into any compensatory arrangement with Mr. Forbush with respect to his appointment as President.  Until such arrangements are made, Mr. Forbush will continue to receive for his service to the Company the same compensation to which he is currently entitled under his agreement to serve as Chief Financial Officer.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1 is the press release filed in connection with these appointments. The information in Exhibits 99.1 is not “filed” pursuant to the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any Securities Act registration statements.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press release dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION

January 6, 2011	By:	/s/ Daniel J. Forbush
Daniel J. Forbush
President, CEO, CFO and Director

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated January 6, 2011.